Exhibit 99.1

Hiru Corporation – New Larger Facility

PHOENIX (Access Wire) July 8, 2021- Hiru Corporation – hereinafter referred to as the “Company” (Pink Current Information: HIRU) – The Company and its wholly-owned subsidiary, AZ Custom Bottled Water, LLC, a Nevada limited liability company (“AZ Custom Water”), would like to announce it currently building out its third operational facility for bottled water production in Phoenix, Arizona.

Ms. Kathryn Gavin (President and CEO of the Company), states…”AZ Custom Water already is operating out of two state of the art, custom bottling facilities in the Phoenix area. This new facility is being built to accommodate several large purchase orders that are expected to be received in the near future as well as serve as a central distribution point of finished product storage for our customers. This new facility is 85,000 square feet and will also house a new automated bottling line that is on order and being built to our specifications. This new facility will increase the total square feet we have under production to 109,000 square feet (e.g., Initial Facility – 11,500 Square Feet and the new Second Facility is 12,500 square feet).”

The new facility will house a new automated bottling line that can bottle between 60 to 80 bottles a minute. With the new line, AZ Custom Water will also be able to produce flavored and alkaline water products which are in high demand by our current and new customers. The monthly rent for this new location will be approximately $26,500 USD per month. The new facility is set to be in full operation by the end of August 2021 and will expand our operational production floor space by 400%.

Ms. Gavin (President and CEO of the Company) further stated…” The continued and ongoing growth of the bottled water market in Arizona and in the Southwest is driving the continued expansion of our facilities in the first part of 2021. We expect to hit record revenues in FYE 2021 and break this record in FYE 2022 with higher ongoing profit margins due to high productivity and the low cost per unit performance capabilities of the new automated bottling line to be housed in the new facility that is under construction. This should drive projected revenues even higher due to our increased production capabilities, the ability to produce and offer new products to our clients, and also store them for our customers until they need them delivered.”

A portion of the space in the new facility will be set aside to store the finished product for our customers. It will be a centralized location that will enable us to provide product to our customers on an as needed immediate basis. The storage capability will allow us to run large batch orders, thus lowering our cost per unit produced. This lower cost per unit will enable us to sell to our customers at a price lower than our competitors while at the same time adding a significant additional profit margin to our bottom-line financial performance. AZ Custom Water fully expects that when this new facility is online, customers will not only increase their current purchase orders with the Company but ask for new products that AZ Custom Water will now be able to efficiently produce (e.g., flavored water and alkaline water products). Products that were not available with the bottling lines in place in the initial two operational facilities.

Disclaimer Regarding Forward Looking Statements

Certain statements that we make may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions.  In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions.  Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements.  We caution investors not to rely unduly on any forward-looking statements.

ABOUT US

Hiru Corp. is a Georgia corporation, is a public quoted Pink Sheet issuer under the ticker symbol "HIRU" (the “Company”). The Company reports as an alternative reporting issuer with OTC Markets Group, Inc. and is current in its mandatory required filings (e.g., Pink Sheet Current). Currently, the Company has one wholly owned, operational subsidiary, AZ Custom Bottled Water, Inc., a Nevada corporation (“AZ Water”), which owns and operates a commercial water bottling and labeling facility based in Phoenix, Arizona. AZ Water operates a B2C website at https://azcustombottledwater.com/.

CONTACT:

3331 North 35th Avenue

Phoenix, Arizona 95107

Web Site: www.waterandiceshop.com

Twitter: https://twitter.com/hirucorp

Phone: 928-408-4486

Email: info@waterandiceshop.com

Contact: Kathryn Gavin, CEO